Exhibit 99.2

Schedule 2 — Reconciliation of publication sales for SBC directories for which DonTech sells advertising to partnership income

For the Quarter Ended March 31, 2003

amounts in million
DonTech publication sales	$88.7
Less the value of contracts executed and reported as calendar sales in prior periods	(86.3)
Plus the value of contracts executed during the period to be reported as publication sales in future periods	82.9

DonTech calendar sales	85.3
Commission revenue from above calendar sales	21.6
Partnership net expenses	(15.2)

Partnership profit	6.4
Company’s 50% share of partnership profits	3.2
Revenue participation income on above calendar sales	20.4

Partnership income – GAAP	$23.6